Exhibit 99.1

Perfumania Holdings, Inc.

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz
President and
Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR FEBRUARY 2012

Bellport, NY March 01, 2012 Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $20.2 million for the four week fiscal month of February 2012, which ended February 25, 2012, versus $19.4 million for the four week fiscal month of February 2011, which ended February 26, 2011. February represents the first month of fiscal year 2012. For the month of February 2012, comparable store sales increased by 6.4%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.
PERFUMANIA FEBRUARY 2012 RETAIL SALES ($'s in $000's):

	FY		FY		FY
	2012		2011		2010
		(Decrease)		(Decrease)		Increase
		Increase		Increase		(Decrease)

Number of Stores, February	340	(4.5%)	356	(3.3%)	368

February Total Retail Sales	$20,231	4.2%	$19,410	4.4%	$18,591

February Comparable Store Sales		6.4%		6.2%		5.5%

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This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company. Some of these statements, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend,” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our senior credit facility, any failure of general economic conditions to improve, including any weaker than anticipated recovery in discretionary spending by consumers, competition and the ability to raise additional capital to finance our expansion. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2011, in the section entitled “Risk Factors.”